Exhibit 99.2

News Release

NRG Energy, Inc. Announces Redemption of Its Outstanding 7.375% Senior Notes Due 2017

PRINCETON, N.J.—(BUSINESS WIRE)—Sep. 24, 2012—NRG Energy, Inc. (NYSE: NRG), today announced that it had given the required notice under the governing indenture to redeem for cash all of its remaining 7.375% Senior Notes due 2017 (the “2017 Notes”) on October 24, 2012 (the “Redemption Date”).  The redemption price for the 2017 Notes will be 103.688% of the principal amount of the Notes, plus accrued and unpaid interest to the Redemption Date.

This press release is for informational purposes only and is not an offer to buy, the solicitation of an offer to sell or a solicitation of consents with respect to, any of the 2017 Notes.

About NRG

NRG is at the forefront of changing how people think about and use energy. A Fortune 500 company, NRG is a pioneer in developing cleaner and smarter energy choices for our customers: whether as one of the largest solar power developers in the country, or by building the first privately funded electric vehicle charging infrastructure or by giving customers the latest smart energy solutions to better manage their energy use. Our diverse power generating facilities can support more than 20 million homes and our retail electricity providers — Reliant, Green Mountain Energy Company and Energy Plus — serve more than two million customers. More information is available at www.nrgenergy.com

Forward-Looking Statements

This communication contains forward-looking statements that may state NRG’s or its management’s intentions, beliefs, expectations or predictions for the future. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, and typically can be identified by the use of words such as “will,” “expect,” “estimate,” “anticipate,” “forecast,” “plan,” “believe” and similar terms. Although NRG believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others, risks and uncertainties related to the capital markets generally.

The foregoing review of factors that could cause NRG’s actual results to differ materially from those contemplated in the forward-looking statements included herein should be considered in connection with information regarding risks and uncertainties that may affect NRG’s future results included in NRG’s filings with the SEC at www.sec.gov.

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Source: NRG Energy, Inc.

NRG Energy, Inc.
Media:
Lori Neuman, 609-524-4525
Dave Knox (TX), 713-537-2130
or
Investors:
Chad Plotkin, 609-524-4526
Stefan Kimball, 609-524-4527